EXHIBIT 5.13
[LETTERHEAD OF CAREY OLSEN]
Our Ref:      FF/EP/AB/1047004.0007/G3568413v1
The Recipients listed in Schedule 1 hereof
(together, the “Recipient”)
23 January 2012
Dear Sirs
SIG Asset Holdings Limited (Company Number 28883) (the “Company”)
1.	INTRODUCTION
1.1	You have asked for our legal opinion on matters of law of the Island of Guernsey (“Guernsey”) in connection with the Company having entered into the following transaction documents:
1.1.1	the third Supplemental Indenture to the 7.75% Senior Secured Notes due 2016 Indenture dated 29 January 2010 and entered into between, among others, Reynolds Group Issuer Inc., Reynolds Group Issue LLC, Reynolds Group Issuer (Luxembourg) S.A., Beverage Packaging Holdings (Luxembourg) I S.A., certain additional note guarantors listed thereto, The Bank of New York Mellon, as trustee, principal paying agent, transfer agent, registrar and collateral agent and Wilmington Trust (London) Limited, as additional collateral agent;

1.1.2	the 8.50% Senior Notes due 2018 Indenture dated 4 May 2010 and entered into between, among others, Reynolds Group Issuer Inc., Reynolds Group Issuer LLC, Reynolds Group Issuer (Luxembourg) S.A., certain additional note guarantors listed thereto, The Bank of New York Mellon as trustee, principal paying agent, transfer agent, registrar and transfer agent and The Bank of New York Mellon, London Branch, as paying agent;

1.1.3	the First Senior Secured Notes Supplemental Indenture to the 7.125% Senior Secured Notes due 2019 Indenture dated 16 November 2010 and entered into between, among others, Reynolds Group Issuer Inc., Reynolds Group Issuer LLC, Reynolds Group Issuer (Luxembourg) S.A., Beverage Packaging Holdings (Luxembourg) I S.A, certain additional note guarantors listed thereto and The Bank of New York Mellon, as trustee, principal paying agent, transfer agent, registrar and collateral agent, and Wilmington Trust (London) Limited, as additional collateral agent;

1.1.4	the First Senior Notes Supplemental Indenture to the 9.000% Senior Notes due 2019

Indenture dated 16 November 2010 and entered into between, among others, Reynolds Group Issuer Inc., Reynolds Group Issuer LLC, Reynolds Group Issuer (Luxembourg) S.A., Beverage Packaging Holdings (Luxembourg) I S.A, certain additional note guarantors listed thereto and The Bank of New York Mellon, as trustee, principal paying agent, transfer agent, registrar and collateral agent;
1.1.5	the 6.875% Senior Secured Notes due 2021 Indenture dated 1 February 2011 and entered into, among others, Reynolds Group Issuer Inc., Reynolds Group Issuer LLC, Reynolds Group Issuer (Luxembourg) S.A., certain additional note guarantors listed thereto, The Bank of New York Mellon, as trustee, principal paying agent, transfer agent, collateral agent and registrar, Wilmington Trust (London) Limited, as additional collateral agent and The Bank of New York Mellon, London Branch, as paying agent;

1.1.6	the 8.250% Senior Notes due 2021 Indenture dated 1 February 2011 and entered into between, among others, Reynolds Group Issuer Inc., Reynolds Group Issuer LLC, Reynolds Group Issuer (Luxembourg) S.A., certain additional note guarantors listed thereto, The Bank of New York Mellon, as trustee, principal paying agent, transfer agent and registrar and The Bank of New York Mellon, London Branch, as paying agent;

1.1.7	the First Senior Secured Notes Supplemental Indenture to the 7.875% Senior Secured Notes due 2019 Indenture, dated as of September 8, 2011, among Reynolds Group Issuer Inc., Reynolds Group Issuer LLC, Reynolds Group Issuer (Luxembourg) S.A., Beverage Packaging Holdings (Luxembourg) I S.A, certain additional note guarantors listed thereto and The Bank of New York Mellon, as trustee, principal paying agent, transfer agent, registrar and collateral agent, and Wilmington Trust (London) Limited, as additional collateral agent; and

1.1.8	the First Senior Notes Supplemental Indenture to the 9.875% Senior Notes due 2019 Indenture, dated as of September 8, 2011, among Reynolds Group Issuer Inc., Reynolds Group Issuer LLC, Reynolds Group Issuer (Luxembourg) S.A., Beverage Packaging Holdings (Luxembourg) I S.A, the German Companies, certain additional note guarantors listed thereto and The Bank of New York Mellon, as trustee, principal paying agent, transfer agent, registrar and collateral agent.
1.2	The documents referred to in paragraph 1.1.1 to 1.1.8 are in this Opinion together referred to as the “Transaction Documents”.

1.3	Except as expressly referred to in this Opinion we have not seen or examined, and give no opinion on, any underlying or other documents referred to in the Transaction Documents.

1.4	We are lawyers qualified to practise law in and to advise on the laws of Guernsey.

2.	INSPECTION

In addition to examining the Transaction Documents, for the purpose of giving this opinion we have examined the following documents:

2.1	a copy of the certificate of incorporation and re-registration of the Company as filed at the registry of companies in Guernsey (the “Registry”);

2.2	a copy of the Memorandum and Articles of Incorporation of the Company as filed at the Registry on the date hereof (together the “Articles”);

2.3	copies of the minutes of the meetings of the board of directors of the Company dated: 30 October 2009; 20 January 2010; 26 April 2010; 1 October 2010; 21 January 2011 and 21 July 2011 each signed by the chairman of each of the meetings at which the directors of the Company resolved to accept the terms and conditions of the Transaction Documents and to authorise any Authorised Signatory (as defined therein) to execute the Transaction Documents on behalf of the Company (the “Minutes”) and copies of the written resolutions of the sole shareholder of the Company dated: 30 October 2009; 26 April 2010; 10 October 2010; 25 January 2011 and 19 July 2011 approving the entry by the Company into the Transaction Documents (the “Shareholder Resolutions”);

2.4	the public records of the Company on file and available for the purposes of public inspection at the Registry on the date hereof and a search of the computerised records of matters raised in the Royal Court of Guernsey (the “Royal Court” which definition shall include any court in Guernsey where the context so requires) available for inspection at the Greffe (the registry of the Royal Court in Guernsey) on the date hereof (together the “Public Records”);

2.5	a copy of the register of directors and secretaries of the Company dated on the date hereof;

2.6	a certificate provided to us by a director of the Company dated on the date hereof (the “Certificate”);

2.7	copies of the consents of the Guernsey Financial Services Commission (the “GFSC”) dated: 19 October 2009; 29 October 2009; 4 January 2010; 20 April 2010; 13 September 2010; 13 January 2011; 21 January 2011 and 14 July 2011 pursuant to which the GFSC, inter alios, consented to the Company guaranteeing the various notes pursuant to the Transaction Documents pursuant to the Control of Borrowing (Bailiwick of Guernsey) Ordinance, 1959, as amended (together, the “Consent”).

The documents referred to in paragraphs 2.1 to 2.7 are in this Opinion together referred to as the “Documents”.

3.	ASSUMPTIONS

3.1	For the purpose of this opinion, we have made and relied upon the assumptions set out below without making any investigation thereof:
3.1.1	that all parties (other than the Company) had the capacity, power and authority to enter into the Transaction Documents to which they are a party and that such parties were duly authorised to execute and deliver those Transaction Documents;

3.1.2	that where we have examined drafts, the Transaction Documents as executed do not differ in any material respect from the drafts which we have examined and further that the Transaction Documents are executed in the manner prescribed by the resolution of the directors of the Company set out in the Minutes and delivered and dated;

3.1.3	the conformity to the originals of all documents supplied to us as drafts, certified, photocopied, conformed or facsimile copies and the authenticity and completeness of the originals of such documents, and the authenticity and completeness of all documents supplied to us as originals;

3.1.4	the genuineness of all signatures and seals on the documents and instruments submitted to us for the purposes of this Opinion and where we have been provided with only signature pages of documents, that the original signed versions of such documents will not differ from the last version of the full documents provided to us;

3.1.5	that there are no provisions of the laws of any jurisdiction outside Guernsey which would have any implication for the opinions we express and that, insofar as the laws of any jurisdiction outside Guernsey may be relevant, such laws have been or will be complied with (including without limitation, the obtaining of all necessary consents, licences, registrations, approvals and filings);

3.1.6	that the choice of governing law for the Transaction Documents was bona fide (for example not made with any intention of avoiding provisions of the law with which the transactions under the Transaction Documents have the closest and most real connection) and legal and there is no reason for avoiding that choice of law on grounds of public policy or otherwise;

3.1.7	that the information and documents disclosed by our searches of the Public Records referred to in paragraph 2.4 are accurate as at the date hereof and there is no information or document which had been delivered for registration, or which is required by the laws of Guernsey to be delivered for registration, or which has been passed or made but not yet delivered for registration, which was not included in the Public Records;

3.1.8	that the Certificate is complete and accurate as at the date hereof and that the proceedings described in the Minutes remained quorate throughout and were duly conducted as so described and that the resolutions passed thereat were duly adopted and the Minutes and the Shareholder Resolutions have not been revoked, superseded or varied and remain in full force and effect as confirmed by the Certificate and the continuing accuracy and completeness of all statements as to matters of fact contained in the Documents as at the date hereof;

3.1.9	that there are no documents or information which we have not been provided with which could affect the accuracy of this opinion;

3.1.10	that the directors of the Company have acted prudently for the commercial benefit of the Company and in good faith for the purposes of carrying on its business on arm’s length commercial terms, and further that they have disclosed all personal interests in the transactions contemplated in the Transaction Documents in accordance with the requirements of The Companies (Guernsey) Law, 2008, as amended (the “Companies Law”) and the Articles;

3.1.11	that the Company is not insolvent or unable to pay its debts as they fall due and will not become insolvent or unable to pay its debts as they fall due as a result of it entering into the Transaction Documents;

3.1.12	that there has not been, nor does there continue to be a reason for the Company to be struck off the register of companies at the Registry;

3.1.13	that in respect of the transactions contemplated by, referred to in, provided for or effected by, the Transaction Documents, each of the parties thereto entered into the same in good faith for the purpose of carrying on its business on arm’s length commercial terms and has disclosed all personal interests in the transactions contemplated in the Transaction Documents;

3.1.14	that all consents, exemptions, licences, registrations, approvals or authorisations of any person required in relation to the transaction contemplated or entered into under or pursuant to the Transaction Documents, the execution and delivery of the Transaction Documents and the performance and observance of the terms thereof by the parties thereto (other than such consents, exemptions, licences, registrations, approvals or authorisations required of the Company under the laws and regulations of Guernsey) have been obtained and are in full force and effect at the date of this opinion;

3.1.15	that the corporate directors and members (if any) of the Company are duly incorporated and organised, validly existing and in good standing under the law of their place of incorporation, that they have capacity, power and authority to act in the manner contemplated and that the authorised signatories of such corporate directors and members have been validly appointed;

3.1.16	that the powers of the Company and the powers and authority of the Company’s directors have not been restricted in any way other than as set out in the Transaction Documents or the Articles;

3.1.17	that each of the parties to the Transaction Documents (other than the Company) is duly incorporated and organised, validly existing and in good standing under the laws of its jurisdiction of incorporation and of the jurisdiction of its principal place of business;

3.1.18	the representations and warranties given by any of the parties to the Transaction Documents contained in any of the Transaction Documents are or will be when made or repeated or when deemed made or repeated, as the case may be, true and accurate in all respects and that such representations and warranties were at all relevant times, true and correct;

3.1.19	that any property secured by the Transaction Documents is and will continue to remain legally and physically situate outside the Bailiwick of Guernsey;

3.1.20	that each of the Transaction Documents constitutes the legal, valid and binding obligations of the Company and the other parties thereto, enforceable in accordance with their terms under the laws of the State of New York by which laws the Transaction Documents are expressly or impliedly to be governed;

3.1.21	that any notice(s) required to be given pursuant to the terms of the Transaction Documents are given to the addressee(s) as set out therein in the form required and/or as required by law;

3.1.22	there has been no change regarding the Consent and there have been no infringements of the conditions contained therein;

3.1.23	that where we have been provided with translations of documents, that the translations are accurate and complete; and

3.1.24	that words and phrases used in the Transaction Documents have the same meanings and effect as they would have if those documents were governed by Guernsey law.
3.2	We have not independently verified these assumptions.

4.	OPINIONS

On the basis of and subject to the above and the observations and qualifications below and subject to matters not disclosed to us we are of the following opinion:

4.1	The Company is duly incorporated and validly existing under the laws of Guernsey as a non-cellular company limited by shares, is capable of owning its assets and is subject to suit in its own name.

4.2	The Company has full corporate power, authority and legal right to execute, deliver and to perform its obligations under the Transaction Documents, all necessary corporate, and other action has been taken to authorise the same, the Transaction Documents have been duly authorised and executed and assuming the obligations expressed to be assumed by the Company under the Transaction Documents constitute legally valid and binding obligations under the laws of the State of New York by which laws the Transaction Documents are expressly or impliedly to be governed, the laws of Guernsey will not prevent those Transaction Documents as executed and delivered from constituting valid and binding obligations of the Company.

4.3	The execution and delivery of, the performance of its obligations under and compliance with the Transaction Documents by the Company will not (i) contravene any existing applicable law, statute, rule or regulation to which that Company is subject or (ii) contravene or conflict with any provision of the Articles.

4.4	All authorisations, approvals, consents, registrations, licences or exemptions required from any governmental, judicial or public body or authority in Guernsey in connection with the execution and delivery by the Company of the Transaction Documents or for the performance by the Company of its obligations thereunder have been obtained.

4.5	It is not necessary to ensure the legality, validity, enforceability or admissibility in evidence (excluding any filings which may be necessary in connection with legal proceedings) of any of the Transaction Documents in Guernsey:
4.5.1	that it be notarised, filed, recorded, registered or enrolled with any court or governmental authority in Guernsey; or

4.5.2	that any stamp, registration or similar fees or duties (other than the payment of court fees in the event of litigation before the Royal Court) be paid on or in relation to any of the Transaction Documents.
4.6	Neither the Company nor any of the assets of the Company is entitled to immunity on the grounds of sovereignty or otherwise from any legal action or proceeding (which shall include, without limitation, suit, attachment prior to judgment, execution or other enforcement).
4.7	The choice of the laws of the State of New York to govern the Transaction Documents is valid and binding upon the Company.
4.8	The Royal Court would recognise as a valid judgment any final and conclusive judgment obtained in a district court in New York under the Transaction Documents and would give a judgment based thereon without reconsideration of the merits, assuming proper service of process and assumption of jurisdiction in accordance with the laws of the State of New York where:-
4.8.1	the judgment was for a fixed or ascertainable sum of money;

4.8.2	the judgment was not obtained by fraud or in a manner opposed to the principles of natural justice;

4.8.3	the judgment was not obtained in proceedings of a penal or taxation character; and

4.8.4	recognition of the judgment is not contrary to public policy as applied by the Royal Court.
4.9	The submission by the Company to the jurisdiction of the courts of the State of New York in accordance with the Transaction Documents is valid and binding upon the Company.

4.10	It is not necessary under the laws of Guernsey (i) to enable any non-Guernsey incorporated party to the Transaction Documents to enforce its rights under the Transaction Documents or (ii) by reason of the execution, delivery and performance of the Transaction Documents by any party that such non-

Guernsey incorporated party should be licensed, qualified or otherwise entitled to carry on business in Guernsey.

4.11	It will not be necessary to obtain the leave of the Royal Court to enforce the Transaction Documents and this will not change if the Company is subject to any insolvency procedure in Guernsey in respect of any rights of set-off and secured interests, including security interests (within the meaning of the Security Interests (Guernsey) Law, 1993 (the “Security Interests Law”)) and any rights of enforcement thereof but in respect of those rights in the Transaction Documents that are not so secured or set off then:
4.11.1	during the period between the presentation of an application for an administration order and ending with the making of such an order or the dismissal of the application, no proceedings may be commenced or continued against the Company except with the leave of the Royal Court and subject to such terms and conditions as the Royal Court may impose; and

4.11.2	during the period for which an administration order is in force, no proceedings may be commenced or continued against the Company except with the consent of the administrator or the leave of the Royal Court and subject (where the Royal Court gives leave) to such terms and conditions as the Royal Court may impose.
4.12	No party to the Transaction Documents (other than the Company and any other Guernsey entity which is a party to the Transaction Documents) is or will be deemed to be resident, domiciled, carrying on business or subject to taxation in Guernsey by reason only of the negotiation, preparation, execution, performance, enforcement of, and/or receipt of payments due from the Company under, the Transaction Documents.

4.13	The obligations of the Company under the Transaction Documents are direct, general and unconditional obligations of that Company and to the extent that the same are unsecured rank at least pari passu with all other present or future Guernsey unsecured and unsubordinated indebtedness of the Company with the exception of any obligations which are mandatorily preferred by law and not by contract. The Preferred Debts (Guernsey) Law, 1983 (as amended) ranks classes of debt that shall be paid in priority to all other debts in insolvency proceedings, these include any rents owing to a landlord by his tenant secured by goods subject to tacit hypothecation, tax payable to the Guernsey authorities on a Guernsey employee’s wages, a proportion of an employee’s wages, holiday pay, unpaid income tax, unpaid social security contributions and the costs of the liquidator in a winding up.

5.	QUALIFICATIONS

The observations and qualifications referred to above are as follows:

5.1	The term “enforceable” and cognate expressions as used in paragraph 4 of this opinion means that the relevant obligations are of a type which the Royal Court customarily enforces and this opinion is not to be taken to imply that any obligation would necessarily be capable of enforcement or be enforced in all circumstances in accordance with its terms. In particular, but without limitation:
5.1.1	enforcement may be limited by bankruptcy, administration, désastre, saisie, insolvency, liquidation, dissolution, re-organisation and other laws of general application relating to, or affecting the rights of, creditors;

5.1.2	the Royal Court does not generally recognise equitable remedies, for example, specific performance is not available in Guernsey and other equitable remedies are not necessarily available or where available are discretionary and may not be available where damages are considered to be an adequate remedy;

5.1.3	claims may be or become barred under the laws relating to the prescription and limitation of actions or may become subject to the general doctrine of estoppel or waiver in relation to representations, acts or omissions of any relevant party or may become subject to defences of set-off or counterclaim;

5.1.4	the Royal Court will not enforce provisions of the Transaction Documents to the extent that the same may be illegal or contrary to public policy in Guernsey or if obligations are to be performed in a jurisdiction outside Guernsey to the extent that such performance would be illegal or invalid, or contrary to the exchange control regulations under the laws of, or contrary to public policy, in that jurisdiction;

5.1.5	the Royal Court may not enforce provisions of the Transaction Documents to the extent that they would conflict with or breach economic or other sanctions imposed in respect of certain states or jurisdictions by any treaty, law, order, or regulation applicable to Guernsey;

5.1.6	the enforcement of the obligations of the parties to the Transaction Documents may be limited by the provisions of Guernsey law applicable to agreements or contracts held to have been frustrated by events happening after the relevant agreement or contract was entered into; and

5.1.7	enforcement of obligations may be invalidated by reason of fraud, duress or misrepresentation.
5.2	Enforcement may be limited to the extent that matters which it has been expressly assumed herein will be done have not been done.

5.3	We express no opinion on whether or not any transaction under the Transaction Documents constitutes a transaction at an undervalue or a preference under the Companies Law.

5.4	Transactions may be set aside where they are determined to be a preference over other creditors in the event of insolvency of a company. The liquidator of a company may apply to the Royal Court for an order in respect of a company if the relevant company has given a preference six months (or in the case of a connected party two years) prior to either an application for compulsory winding up of the relevant company or the date of the passing by the company of a resolution to voluntarily wind up the company. In order for the Royal Court to make an order it must be of the opinion that the company may at the time of giving the preference or as a result of giving the preference be unable to pay its debts. A preference is given to a person if that person is one of the company’s creditors or is a surety or guarantor for any of the company’s debts or other liabilities and the company does anything, or permits anything to be done which improves the person’s position in the company’s liquidation.

5.5	If the Royal Court was asked to enforce any guarantee or indemnity in the Transaction Documents against the Company, the Company might be able to claim certain rights under Guernsey law, known as the “droit de division” and the “droit de discussion”, being respectively a right to require that any liability of that Company be divided or apportioned with another person or persons and a right to require that the assets of the principal obligor (or any other person) be exhausted before any claim is enforced against the Company unless the Company has agreed to waive such rights.

5.6	The question of whether or not any provision of the Transaction Documents which may be invalid on account of illegality or otherwise may be severed from the other provisions thereof would be determined by the Royal Court in its discretion.

5.7	A provision that a calculation, determination or certificate will be conclusive and binding will not apply to a calculation, determination or certificate which is given unreasonably, arbitrarily or without good faith or which is fraudulent or manifestly inaccurate and will not necessarily prevent judicial enquiry into the merits of any claim.

5.8	Any provision of the Transaction Documents purporting to provide for certain payments to be made in the event of a breach of any term of the Transaction Documents would not be enforceable to the extent that the Royal Court was to construe it to be a penalty which was excessive. For example, provisions for default interest to be paid on overdue amounts may amount to such an excessive penalty under the laws of Guernsey and such interest may therefore not be recoverable.

5.9	Where any party to the Transaction Documents is vested with a discretion or may determine a matter in its opinion, the Royal Court may require that such a discretion be exercised reasonably or that such an opinion be based on reasonable grounds.

5.10	The effectiveness of any provision exculpating any party from a liability or duty otherwise owed may be limited by law and confidentiality obligations may be overridden by the requirements of legal process of other applicable laws or regulations.

5.11	The Royal Court may refuse to:
5.11.1	give effect to any provision of an agreement it considers usurious; or

5.11.2	allow unjust enrichment.
5.12	The Royal Court may decline to accept jurisdiction in an action where it determines that there is another more appropriate forum in another jurisdiction or that a court of competent jurisdiction has already made a determination of the relevant matter or where there is litigation pending in respect thereof in another jurisdiction or it may stay proceedings if concurrent proceedings are instituted elsewhere.

5.13	There is a presumption that the Royal Court will give effect to an exclusive jurisdiction clause in an agreement and upon application, may stay proceedings brought in Guernsey or grant an anti-suit injunction against a party that commences proceedings elsewhere where such proceedings are in breach of the exclusive jurisdiction clause, unless a party can show strong reasons for the Royal Court to depart from that presumption.

5.14	We express no opinion as to whether the entering into the agreements constituted by the Transaction Documents will or may result in any breach of or otherwise infringe any other agreement, deed or document (other than the Articles and the Consent) entered into by or binding on the Company.

5.15	Failure to exercise a right may operate as a waiver of that right notwithstanding a provision to the contrary.

5.16	We express no opinion on the accuracy or completeness of any statements, representations or warranties of fact set out in the Transaction Documents and or/the Documents save insofar as an express opinion is given herein in respect thereof, which statements, representations and warranties we have not independently verified.

5.17	We express no opinion as to the title of the Company to, or the existence of, any property or assets which are the subject of the Transaction Documents.

5.18	We express no opinion on any provision in the Transaction Documents requiring written amendments and waivers thereof insofar as it suggests that all or other modifications, amendments or waivers could not be effectively agreed upon or granted by or between the parties.

5.19	This opinion shall be governed by and construed in accordance with the laws of Guernsey as it exists at the date hereof with no obligation to keep the terms of the opinion under review. We have not made any investigation as to any other law other than the laws of Guernsey in force at and as interpreted at the date of this opinion and in particular we express no opinion as to whether the Transaction Documents are enforceable in any jurisdiction outside Guernsey.

5.20	We do not give any opinion on the commerciality of any transaction contemplated or entered into under or pursuant to the Transaction Documents.

5.21	The Royal Court may refuse to give effect to any of the undertakings to pay costs made by the Company under the Transaction Documents and may not award by way of costs all of the expenditure incurred by a successful litigant in proceedings brought before the Royal Court.

5.22	The search of the Public Records referred to in paragraph 2.4 above is not conclusively capable of revealing whether or not:
5.22.1	a winding up order has been made or a resolution passed for the winding up of the Company; or

5.22.2	an order has been made or a resolution passed appointing a liquidator or administrator or other person to control the assets of the Company, as notice of these matters might not be filed with the Registry or the Greffe immediately or at all and, when filed, might not be entered on the Public Records of the Company immediately. A company search conducted in Guernsey is limited in respect of the information it produces. Details regarding the aggregate share capital of a company are only given as at 31 December in the preceding year. The Companies Law allows for various periods of time to file certain information with the Registry including resolutions, notices and court orders which if the relevant period is still running may not appear in time for the search. Any changes to the details of the directors of a company must be filed within 14 days of that change. There is no requirement to file at the Registry information regarding the shareholders or secretary of a company or regarding mortgages, security interests or charges created by a company other than in respect of real property situate in Guernsey. Moreover, a company search carried out in Guernsey is unlikely to reveal any information as to any such procedure or similar proceedings initiated in any other jurisdiction. It should be noted that the Royal Court has the power to recognise in Guernsey, insolvency office holders appointed in respect of a Guernsey company pursuant to the laws of a foreign jurisdiction. Any such recognition may not be revealed by our searches.
5.23	There is no procedural provision under the laws of Guernsey to enable the Royal Court to appoint a receiver of assets situate within the jurisdiction other than upon the application for an administrator, liquidator or provisional liquidator, or receiver in the case of a protected cell company or incorporated cell company, to be appointed nor is there any facility whereby a floating charge or debenture would be capable of being enforced against the assets of the Company situated in the Bailiwick of Guernsey.

5.24	There is no official register of pending actions in Guernsey available for public inspection and no formal procedure for determining whether any proceedings have been commenced against the Company including as to whether proceedings have commenced to declare the property of the Company “en désastre”; the enquiry of the Public Records referred to in paragraph 2.4 of this opinion above is an informal enquiry only and cannot be relied upon exclusively.

5.25	Insofar as a Transaction Document grants or requires the grant of a power of attorney by the Company to a party to the Transaction Document, the grant of such power of attorney must be in accordance with the requirements of the Articles (which state that the board of directors of the Company may, at any time by power of attorney executed by the Company under the Common Signature of the Company (the full name of the Company with the addition of the signature(s) of one or more person(s) authorised generally or specifically by the board for such purpose), appoint any company, firm or person or any fluctuating body of persons whether nominated directly or indirectly by the Board, to be the attorney of the Company). The absence of compliance with such requirements will mean that the power of attorney may not be valid and enforceable in Guernsey.

5.26	The purported creation of security otherwise than by way of floating charge pursuant to any of the Transaction Documents and the provisions thereof will not be valid and enforceable in respect of real property situated in Guernsey and will not be valid and enforceable in respect of other Guernsey situs assets, including any bank accounts maintained in Guernsey or other moveable property whether tangible or intangible which has a Guernsey situs.

6.	ADDRESSEES, RELIANCE AND CONSENT

6.1	We understand that the Recipient will rely as to matters of Guernsey law, as applicable, upon this Opinion in connection with the matters set forth herein. In addition, we understand that Debevoise & Plimpton LLP (“Debevoise”) will rely as to matters of Guernsey law, as applicable, upon this Opinion in connection with an opinion to be rendered by it relating to the Company. In connection with the foregoing, we hereby consent to the Recipient and Debevoise relying as to matters of Guernsey law, as applicable, upon this Opinion.

6.2	We consent to the filing of this Opinion as an exhibit to the registration statement relating to the notes which are the subject of the Transaction Documents (the “Registration Statement”) with the U.S. Securities and Exchange Commission and to the reference to our firm under the heading “Validity of the Securities” in the prospectus contained therein. In giving such consent, we do not hereby concede that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the U.S. Securities and Exchange Commission thereunder.
Yours faithfully
/s/ Carey Olsen

SCHEDULE 1
Reynolds Group Holdings Limited
Level Nine
148 Quay Street
Auckland 1140 New Zealand
Reynolds Group Issuer Inc.
c/o National Registered Agents, Inc.
160 Greentree Drive, Suite 101,
Dover, Delaware 19904
Reynolds Group Issuer LLC
c/o National Registered Agents, Inc.
160 Greentree Drive, Suite 101,
Dover, Delaware 19904
Reynolds Group Issuer (Luxembourg) S.A.
6C Rue Gabriel Lippmann,
L-5365 Munsbach, Grand Duchy of Luxembourg
SIG Asset Holdings Limited
Heritage Hall
Le Marchant Street
St. Peter Port
Guernsey GY1 4EL